Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 1, 2025, with respect to the consolidated financial statements of OBOOK Holdings Inc and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Taipei, Taiwan

September 3, 2025